Exhibit 99.1

     Glacier Water Announces Record Revenues and Year End Results

    VISTA, Calif.--(BUSINESS WIRE)--April 1, 2005--Glacier Water Services, Inc. (Amex:HOO) announced results for the year ended January 2, 2005.
    Brian McInerney, Chief Executive Officer of Glacier Water, said, "Glacier recorded record revenues in 2004. Revenues for the year increased to $76,261,000 in part as a result of the acquisition of Water Island, Inc. The Company has made significant progress with a major initiative to upgrade its outside water vending machines. The upgrade results in the next generation water vending machine (`G-2') with a new modern appearance and increased functionality. The Company plans to complete the upgrade of approximately 11,000 outside machines over the next six months."
    Revenues for the quarter ended January 2, 2005 increased 3.4% to $18,137,000 as compared to the same quarter a year ago. For the year ended January 2, 2005, revenues increased to $76,261,000, representing a 5.5% increase versus last year. The 2004 revenue increase was driven primarily by revenues associated with the 2003 Water Island acquisition and an extra 53rd week of sales in 2004 versus 52 weeks in 2003. These increases were offset partially by the impact of the Southern California grocery strike during the first quarter of 2004, the cooler than normal summer in California and the negative impact of the Florida hurricanes Charley, Frances, Ivan, and Jeanne.
    For the quarter ended January 2, 2005, the Company's income from operations was $155,000 as compared to $770,000 for the same period a year ago. The decrease in income from operations during the quarter was driven by higher operating expenses during 2004. Income from operations for the year ended January 2, 2005 was relatively flat at $5,503,000 versus $5,526,000 for the same period last year.
    The Company's net loss applicable to common stockholders for the quarter ended January 2, 2005, was $1,961,000 or $0.91 per diluted share, compared to a loss of $1,029,000 or $0.53 per diluted share for the same period last year. The Company's net loss applicable to common stockholders for the year ended January 2, 2005, was $2,357,000 or $1.10 per diluted share, compared to a loss of $1,496,000 or $0.68 per diluted share for the same period last year. The 2004 net loss was impacted by an increase of $844,000 in interest expense associated with the re-issuance of Trust Preferred Securities for common shares in an exchange offer in early 2003 and higher outstanding borrowings to support the G-2 project.
    With approximately 15,300 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 28, 2003.


FINANCIAL RESULTS                         GLACIER WATER SERVICES, INC.

                     Summary Financial Information
             (Dollars in thousands, except per share data)
                              (unaudited)

                             Three Months Ended        Year Ended
                           --------------------- ---------------------
                              Jan 2,    Dec. 28,    Jan 2,    Dec. 28,
                               2005       2003       2005       2003
                           ---------- ---------- ---------- ----------

Revenues                     $18,137    $17,547    $76,261    $72,316

Operating costs and
 expenses:
  Operating expenses          11,700     10,352     48,614     44,222
  Depreciation and
   amortization                3,700      3,730     11,533     12,612
                           ---------- ---------- ---------- ----------
    Cost of goods sold        15,400     14,082     60,147     56,834

  Selling, general and
   administrative expenses     2,582      2,695     10,611      9,956
                           ---------- ---------- ---------- ----------
    Total operating costs
     and expenses             17,982     16,777     70,758     66,790
                           ---------- ---------- ---------- ----------

Income from operations           155        770      5,503      5,526

Other expenses:
  Interest expense             2,116      1,923      7,860      7,016
  Investment expense
   (income)                       --       (124)        --        (90)
                           ---------- ---------- ---------- ----------
   Total other expense         2,116      1,799      7,860      6,926
                           ---------- ---------- ---------- ----------

Loss before income taxes      (1,961)    (1,029)    (2,357)    (1,400)

Income tax benefit                --         --         --         --
                           ---------- ---------- ---------- ----------

Net loss                      (1,961)    (1,029)    (2,357)    (1,400)

Preferred dividends               --         --         --         96
                           ---------- ---------- ---------- ----------

Net loss applicable to
 common stockholders         $(1,961)   $(1,029)   $(2,357)   $(1,496)
                           ========== ========== ========== ==========

Basic and diluted loss per
 common share:
  Net loss applicable to
   common stockholders        $(0.91)    $(0.53)    $(1.10)    $(0.68)
                           ========== ========== ========== ==========
    Weighted average shares
     used in calculation   2,159,169  1,932,359  2,136,508  2,185,761

    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111